SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                          -------------

                             FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                          -------------

                   ADM TRONICS UNLIMITED, INC.
     (Exact name of registrant as specified in its charter)

          DELAWARE                      22-1896032
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(State or other jurisdiction of     (IRS Employer Identification
incorporation or organization)       No.)


                       224-S Pegasus Avenue
                       Northvale, NJ 07647
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             (Address of Principal Executive Offices)

             CONSULTING AGREEMENT, dated May 15,1998
             between ADM TRONICS UNLIMITED, INC. and
                      WHARTON CAPITAL CORP.
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                     (Full title of the plan)

                          Andre' Di Mino
                    Executive Vice President
                       224-S Pegasus Avenue
                       Northvale, NJ 07647
                          (201) 767-6040
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(Name, address, including telephone number of agent for service)

                         With copies to:

                    Jonathan B. Reisman, Esq.
                    Reisman & Associates, P.A.
                     5100 Town Center Circle
                            Suite 330
                       Boca Raton, FL 33486
                          (561) 361-9300


                         ----------------


                 CALCULATION OF REGISTRATION FEE
=================================================================
Title of                      Proposed  Proposed
securities     Amount         maximum   maximum   Amount of
to be          to be          offering  aggregate registr-
registered(1)  registered     per unit  offering  ation
                                        price     fee (2)
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Common Stock,  72,000 shares   $.50     $36,000   $10.63
$.0005 par value
=================================================================
______________

(1) Represents shares to be issued pursuant to a Consulting
Agreement, dated May 15, 1998 by and between ADM Tronics
Unlimited, Inc. and Wharton Capital Corp.

(2) The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and(h) of Rule 457, based upon the average of the high bid and the low asked prices of the common stock, par value $.0005 per share, of ADM Tronics Unlimited, Inc. on July 7, 1998 as reported on the Nasdaq Small Cap Market.

This Registration Statement registers additional securities of the same class as other securities for which a Registration Statement filed on Form S-8, File No. 333-57823, relating to an Employee
Benefit Plan is effective. The contents of such earlier Registration Statement are incorporated by reference.


     ITEM 8.  Exhibits.


Exhibit
Number               Description of Exhibit
---------           ----------------------

  5.1          Opinion of Reisman & Associates, P.A. (1)

 23.1          Consent of Kaufman, Rossin & Co. (1)

 23.2 Consent of Reisman & Associates, P.A. is contained in the opinion filed as Exhibit 5.1 hereto.

---------------
(1)  Filed herewith.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey on July 9, 1998.


                           ADM TRONICS UNLIMITED, INC.

                           By: /s/ Dr. Alfonso Di Mino
                               ------------------------------
                               President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.


       Signatures            Title                     Date
       ----------            ------                    -----

/s/ Dr. Alfonso Di Mino  Chief Executive Officer    July 9, 1998
-----------------------   and Director
Dr. Alfonso Di Mino

/s/ Andre' Di Mino       Chief Financial            July 9, 1998
-----------------------  and Accounting
Andre' Di Mino           Officer and Director

/s/ Vincent Di Mino      Director                   July 9, 1998
----------------------
Vincent Di Mino

/s/ Thomas Petrie        Director                   July 9, 1998
---------------------
Thomas Petrie


                         Director
-----------------------
Dr. Stephen Brenner


                         Director
-----------------------
John Berenyi


EXHIBIT 5.1    Opinion of Reisman and Associates, PA


                           LAW OFFICES
                    REISMAN & ASSOCIATES, P.A.
                            Suite 330
                     5100 Town Center Circle
                    Boca Raton, Florida 33486

July 9, 1998

ADM Tronics unlimited, Inc.
224-S Pegasus Avenue
Northvale, NJ 07647

Ladies & Gentlemen:

We have acted as your counsel in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") covering 72,000 shares of Common Stock, $.0005 par value (the "Shares").

     We have examined such originals or certified, conformed or photostatic copies, the authenticity of which we have assumed, of certificates of public officials and your corporate officers and other documents, certificates, records, authorizations and proceedings as we have deemed relevant and necessary as the basis for the opinion expressed herein. In all such examinations, we have assumed the genuineness of all signatures on original and certified documents and all copies submitted to us as conformed or photostatic copies.

     On the basis of the foregoing, assuming that the value of the services rendered in connection with the issuance of the Shares has a value of at least the agrregate par value of the Shares, it is our opinion that the Shares will, when issued as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

 Very truly yours,

/s/Reisman & Associates, P.A.
REISMAN & ASSOCIATES, P.A.


Exhibit 23.1        Consent of Kaufman, Rossin & Co.




                     CONSENT OF INDEPENDENT
                   CERTIFIED PUBLIC ACOUNTANT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated June 6,
1997, which appears on page F-1 of the annual report on Form 10-KSB of ADM Tronics Unlimited, Inc. For the year ended March 31, 1997.







                                              Kaufman, Rossin & Co.



Miami, Florida
July 9, 1998